Exhibit 99.3

August 4, 2021

CBRE Acquisition Holdings, Inc.

2100 McKinney Avenue, Suite 1250

Dallas, Texas 75201

Consent to Reference in Proxy Statement/Prospectus

CBRE Acquisition Holdings, Inc. (the “Company”) is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus statement included in such Registration Statement as a future member of the board of directors of the Company, such appointment to commence upon the effective time of the Merger (as defined in the proxy statement/prospectus).

Sincerely,

/s/ Christine Detrick
Christine Detrick